Exhibit 99.1

News Release	EnPro Industries, Inc.
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674
Phone: 704-731-1500
www.enproindustries.com

Investor Contacts:	James Gentile
Vice President, Investor Relations

Jenny Yee
Corporate Access Specialist

Phone:	704-731-1527

Email:	investor.relations@enproindustries.com

Enpro Names Eric Vaillancourt President and Chief Executive Officer

CHARLOTTE, N.C., November 29, 2021-- EnPro Industries, Inc. (NYSE: NPO), a diversified industrial technology company, today announced that its Board of Directors has appointed Eric A. Vaillancourt as President and Chief Executive Officer and as a member of the Company’s Board effective immediately. Mr. Vaillancourt has served as Interim President and Chief Executive Officer since August 2021 and previously served as President of Enpro’s Sealing Technologies segment.

David Hauser, Chairman of the Board of Directors, commented, “The Board of Directors unanimously concluded that Eric is the right executive to lead Enpro during this pivotal and exciting period in the company’s history. He has earned the trust of our colleagues over many years and has a strong track record of driving disciplined growth, market and geographic expansion, profitability, and skillful capital allocation. Eric has been critical in shaping Enpro’s strategic agenda in recent years and has played a key role in developing the clear vision for our company’s future. I am confident in Eric’s ability to continue to work with the talented Enpro team to build on our strong momentum and deliver enhanced value for shareholders.”

“I am humbled to lead the exceptionally talented Enpro team as we work together to capitalize on the compelling growth opportunities ahead of us,” said Mr. Vaillancourt. “With our optimized portfolio, robust free cash flow profile and the disciplined processes we have implemented across the organization, Enpro has never been in a stronger position. I am energized to build upon our solid foundation as we continue to reshape Enpro into a leading industrial technology company.”

Mr. Vaillancourt joined Enpro in 2009 as Vice President, Sales & Marketing at Garlock, where he served until 2012, when he was elevated to President, Garlock. In 2018, Mr. Vaillancourt led Stemco through the implementation of the division’s optimization plans. Upon completion of reshaping activities at Stemco in 2020, he was promoted to President, Sealing Technologies segment. Prior to joining Enpro, Mr. Vaillancourt held positions of increasing responsibility at BlueLinx Corporation since 1988, culminating in his position as Regional Vice President, North-Sales and Distribution. He graduated from The State University of New York – Empire State and completed the Advanced Management Program at Harvard Business School.

About Enpro
Enpro is an industrial technology company focused on unique applications across many end-markets, including semiconductor, photonics, industrial process, aerospace, food and pharma and life sciences. For more information about Enpro, visit the company’s website at http://www.enproindustries.com.

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